VITAL LIVING LOGO






FOR IMMEDIATE RELEASE
CONTACT: Brad Edson, CEO
Vital Living, Inc.
480.784.6700
bedson@vitalliving.com
www.vitalliving.com

          VITAL LIVING APPLIES FOR AMERICAN STOCK EXCHANGE LISTING

  Listing Seen as Major Step in Securing Institutional and Retail Coverage
                        of the Company's Common Stock

TEMPE, Ariz.--(BUSINESS WIRE)--July 9, 2002--Vital Living Inc. (OTC BB:  VTLV
- News), the Physician Nutraceutical Company(SM), Tuesday announced that it has made an application to have its common stock listed on the American Stock Exchange.

Brad Edson, Vital Living's CEO, stated, "A listing on the American Stock Exchange should allow for significantly enhanced retail and institutional coverage of our company, which we anticipate will result in a greater shareholder value.

"This move, coupled with our recently completed private placement of over $3.7 million, should position the company nicely to execute and expand on its current contracts with major medical institutions."

Vital Living manufactures specialized medical foods and nutraceuticals for distribution through physicians by physicians. Its first product, a specialized medical food supplement for cardiovascular patients, will begin distribution at the Arizona Heart Institute (AHI) to its entire patient population later this summer.

AHI sees 25,000 new patients per year and has approximately 150,000 patients in its database, all of which will be presented the Vital Living Medical Food as part of the institute's formalized protocols.

About Vital Living

Vital Living develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence.

Vital Living's nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. The company's initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers.


Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future.

A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any perceived or actual benefits from the listing of common stock on the American Stock Exchange, whether or not a listing will secure or enhance retail and institutional coverage of the company's common stock, if the American Stock Exchange will approve the company's application for listing, the amount of the company's cash on hand, the company's ability to expand or execute new contracts with medical institutions, the anticipated distribution date of the company's nutraceuticals to AHI patients, the effectiveness of the company's nutraceuticals and the ability to improve patient health and quality of life, the competitive environment within the nutraceutical industry, the company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the company's product development partners, the ability of the company to meet its financial projections, and general economic conditions.

Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.


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